Exhibit 99.1
FOR IMMEDIATE RELEASE

December 4, 2007
For more information contact:
Scott Estes (419) 247-2800
Mike Crabtree (419) 247-2800
HEALTH CARE REIT, INC. ANNOUNCES
OFFERING OF 3,500,000 SHARES OF COMMON STOCK
Toledo, Ohio, December 4, 2007...Health Care REIT, Inc. (NYSE:HCN) today announced that it has priced a public offering of 3,500,000 shares of its common stock. Health Care REIT is granting the underwriter a 30-day option to purchase up to an additional 525,000 shares of common stock to cover over-allotments, if any. The shares of common stock will be registered under Health Care REIT’s existing shelf registration statement on file with the Securities and Exchange Commission.
Health Care REIT estimates that the gross proceeds from this offering will be approximately $147.5 million (or approximately $169.6 million if the underwriter’s over-allotment option is exercised in full). Health Care REIT intends to use the net proceeds from the offering to invest in additional properties. Pending such use, the proceeds will primarily be used to repay borrowings under Health Care REIT’s unsecured line of credit.
UBS Investment Bank is the sole underwriter for the offering.
This offering of shares of common stock may be made only by means of a prospectus supplement and accompanying prospectus forming part of the registration statement. A copy of the prospectus supplement and accompanying prospectus relating to the offering may be obtained by contacting UBS Investment Bank, Attn: Prospectus Department, 299 Park Avenue, New York, New York 10171, (888) 827-7275.
This press release is not an offer to sell, nor a solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.
Health Care REIT, Inc., with headquarters in Toledo, Ohio, is an equity real estate investment trust that invests across the full spectrum of senior housing and health care real estate, including independent living/continuing care retirement communities, assisted living facilities, skilled nursing facilities, hospitals, long-term acute care hospitals and medical office buildings. Founded in 1970, the company was the first real estate investment trust to invest exclusively in health care facilities. As of September 30, 2007, the company’s broadly diversified portfolio consisted of 631 properties in 38 states. The company also offers a full array of property management and development services. More information is available on the Internet at www.hcreit.com.
This document may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions, it is making forward-looking statements. Forward-looking statements reflect current plans and expectations and are based on information currently available. They are not guarantees of future performance and involve risks and uncertainties. Completion of the offering is subject to various factors, including, but not limited to customary closing conditions. The company assumes no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.
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